Exhibit 99.1

   Education Management Corporation Reports Fiscal 2004 First Quarter Results


    PITTSBURGH, Oct. 28 /PRNewswire-FirstCall/ -- Education Management Corporation (Nasdaq: EDMC) today reported its financial results for the first quarter ended September 30, 2003. For the quarter, net revenues increased 31.9% to $169.0 million and net income grew 58.6% to $4.5 million, or 12 cents per diluted share, compared to the first quarter last year.

    John R. McKernan, Jr., EDMC's Vice Chairman and Chief Executive Officer, commented, "We are very pleased to announce strong enrollment growth across our education institutions at the start of the second quarter of fiscal 2004. In addition, integration of our recent acquisitions of American Education Centers and South University is progressing as planned; and we are encouraged by the enhanced revenue growth and margin expansion opportunities emerging from our expanded base of academic programs and geographic locations."


    Financial highlights:
     - Revenues for the three months ended September 30, 2003 increased 31.9% to $169.0 million, compared to $128.1 million for the same period a year ago. Revenue growth in the first quarter resulted from a 21.8% increase in total student enrollment at the start of the quarter, approximately one month of revenue from the acquired American Education Centers and an increase of approximately 6% in average tuition rates. Total enrollment at the start of the first quarter of fiscal 2004 was 39,977 students as compared to 32,814 students for the same period last year.
     - First quarter income before interest and taxes (operating income) rose 65.1% to $8.1 million from $4.9 million for the same period a year ago. The consolidated operating margin improved 96 basis points for the quarter.
     - The effective tax rate for the first quarter was 39.0%, up from 38.0% recorded in the first quarter of the prior year.
     - Net income for the quarter grew 58.6% to $4.5 million, or $.12 per diluted share, compared to $2.8 million, or $.08 per diluted share, in the first quarter last year.
     - At September 30, 2003, the Company had cash and cash equivalents of $5.6 million, and outstanding revolver borrowings of $50.0 million. Cash flow from operations rose to $82.8 million in the quarter from $32.9 million last year due to increased profitability and because financial aid for The Art Institutes' summer quarter was received in July this year, instead of in June as in the prior year.
     - In the first quarter, cash flow used for the acquisition of subsidiaries, net of cash acquired, was $149.0 million. During the quarter, the Company completed the acquisitions of American Education Centers and South University. Capital expenditures for the quarter totaled $18.6 million on an accrual basis compared to $19.9 million in last year's first quarter.

    Student Enrollment

    At the start of the current fall quarter (second quarter of fiscal 2004), total enrollment at EDMC's schools was 58,828 students, a 34.4% increase from the same time last year. Same-school enrollment (schools owned for one year or more) increased 13.9% to 49,860 students.



                                       2004            2003         Change
                                       Fall            Fall            %

     Total enrollment                 58,828          43,784         34.4%
     Same-school enrollment
      (schools owned for 1 year
       or more)                       49,860          43,784         13.9%
     Same-school enrollment
      (schools owned for 2 years
       or more)                       40,037          35,420         13.0%

     Total online enrollment *         4,050           1,596        153.8%

     * Enrollment based on a point-in-time methodology



    The Company's quarterly revenues and income fluctuate with student enrollment patterns. Student enrollment has typically peaked in the fall (fiscal year second quarter), when the largest number of recent high school and college graduates traditionally begin post-secondary education programs. The Company's quarterly costs and expenses, however, do not fluctuate as significantly as revenues.


    Business Outlook

    For the second quarter, the Company estimates revenue growth of approximately 32% and diluted EPS of $0.85. For the fiscal year ending
June 30, 2004, the Company projects revenue growth of approximately 32% and diluted EPS of approximately $1.95. Capital spending for the year is expected to total approximately 10.5% of revenue.


    Conference Call with Management

    Education Management will host a conference call to discuss its fiscal 2004 first quarter results tomorrow at 10:30 a.m. (Eastern Time). Those wishing to participate in this call should dial 303-262-2140 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.com .

    Education Management Corporation ( www.edmc.com ) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. Student enrollment exceeded 58,000 as of fall 2003. EDMC has 66 primary campus locations in 24 states and two Canadian provinces. EDMC's education institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology and business fields, culminating in the award of associate's through doctoral degrees. EDMC has provided career-oriented education for over 40 years, and its education institutions have more than 150,000 alumni.

    This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of EDMC are not necessarily indicative of its future results. EDMC does not undertake any obligation to update any forward-looking statements.

                             --Table to Follow--


                       EDUCATION MANAGEMENT CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (Dollars in thousands, except per share amounts)
                                 (unaudited)

                                                     For the three months
                                                      ended September 30,
                                                      2002           2003

    Net revenues                                    $128,143       $168,976

    Costs and expenses:
      Educational services                            94,130        123,599
      General and administrative                      28,160         35,862
      Amortization of intangible assets                  965          1,446
                                                     123,255        160,907

    Income before interest and taxes                   4,888          8,069
      Interest expense, net                              310            690

    Income before income taxes                         4,578          7,379
      Provision for income taxes                       1,740          2,878

    Net income                                        $2,838         $4,501

    Diluted earnings per share                          $.08           $.12

    Weighted average number of diluted shares
     outstanding (000's):                             36,578         37,408


    Selected Cash Flow Data:
                                                     For the three months
                                                      ended September 30,
                                                      2002           2003

     Cash flows from operations                      $32,908        $82,812
     Capital expenditures                             29,395         24,259
     Depreciation and amortization                     9,250         12,588


    Selected Consolidated Balance Sheet Data:
                                                      As of September 30,
                                                      2002           2003

     Cash and cash equivalents                       $66,010         $5,635
     Receivables, net                                 43,298         54,924
     Current assets                                  139,188        106,731
     Total assets                                    502,440        693,237
     Current liabilities                             143,629        251,076
     Long-term debt (including current portion)        3,557         64,521
     Shareholders' investment                        352,444        434,585



SOURCE  Education Management Corporation
    -0-                             10/28/2003
    /CONTACT: Robert McDowell, Executive Vice President and Chief Financial Officer, +1-412-562-0900, or James Sober, CFA, Vice President, Investor Relations, +1-412-995-7684, both of Education Management Corporation/
    /Web site:  http://www.edmc.com /
    (EDMC)

CO:  Education Management Corporation
ST:  Pennsylvania
IN:  EDU ART
SU:  ERN ERP CCA